Exhibit 4.1

NOTICE OF WARRANT EXTENSION

September 28, 2014

Reference is made to the Omeros Corporation Common Stock Purchase Warrant No. XX-XX (the “Warrant”) issued in the name of XXXX (“Registered Holder”). The Warrant entitles Registered Holder to purchase up to XXXX shares of Common Stock of Omeros Corporation (the “Company”) at a purchase price of $12.25 per share.

Pursuant to Section 6(a) of the Warrant, as amended by the Notice of Warrant Extension dated March 28, 2012, the Notice of Warrant Extension dated March 28, 2013 and the Notice of Warrant Extension dated March 28, 2014, the Warrant will automatically terminate on September 29, 2014 (the “Section 6(a) Expiration Date”). Notice is hereby given to the Registered Holder that the Board of Directors of the Company has extended the Section 6(a) Expiration Date by six months to March 29, 2015, provided that the Warrant shall terminate earlier in accordance with Section 6(b) if any of the events described in such section occur before March 29, 2015.

Except for the extension of the Section 6(a) Expiration Date described herein, the terms and conditions of the Warrant shall not be amended, waived or otherwise modified in any respect by this Notice.

OMEROS CORPORATION

By:
Gregory A. Demopulos, M.D. Chairman & CEO